UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2026

Columbus McKinnon Corporation

(Exact name of registrant as specified in its charter)

New York	001-34362	16-0547600
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

13320 Ballantyne Corporate Place, Suite D	Charlotte	NC	28277
(Address of principal executive offices)			(Zip Code)

(716) 689-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	CMCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 13, 2026, Columbus McKinnon Corporation (the “Company” or “Seller”) entered into an Equity Purchase Agreement (the “Agreement”) by and among the Company, Star Hoist Intermediate, LLC (“Buyer”) and Royal NY Company Holdings, LLC (“Holdings”) providing for the sale (the “Sale”) of 100% of the equity interests of Holdings and the Company’s U.S. power chain hoist (other than with respect to Little Mule® products) and chain manufacturing operations (the “Business”).

The purchase price for the transaction is $210,000,000, subject to customary adjustments for a transaction of this type, including working capital, to the extent actual working capital exceeds the negotiated upper or lower thresholds, indebtedness and transaction expenses. In addition, the Agreement provides that Seller may receive an earnout payment of $25,000,000 (the “Earnout Amount”), provided that net sales of the Business exceed a certain threshold during the 2027 and 2028 fiscal years (the “Earnout Threshold”). In the event that Buyer sells, transfers or otherwise disposes of a majority of the interests of Holdings or all or substantially all of the assets of the Business or grants certain exclusive licenses with respect to lines of Business products prior to a certain date, Seller shall be entitled to receive a prorated payment of the Earnout Amount. In addition, to the extent any lines of Business products are discontinued or sold prior to a certain date, the Earnout Threshold will be proportionately reduced.

The Agreement contains customary representations and warranties of the parties, covenants regarding the conduct of Seller and Holdings with respect to the Business prior to closing, and customary post-closing covenants. The Agreement also includes indemnification provisions in favor of the parties.

The Sale is expected to close, subject to satisfaction or waiver of all closing conditions, on (i) January 30, 2026, (ii) the last business day of the month in which all closing conditions are satisfied or (ii) such date as mutually agreed by the parties. The closing of the Sale is subject to customary closing conditions, including, among others, the accuracy of representations and warranties, compliance with covenants, execution of certain transition agreements, receipt of a payoff letter for outstanding indebtedness, receipt of certain third-party consents, absence of certain material adverse effects, and the delivery of customary closing deliverables. The Agreement may be terminated by the parties under certain circumstances, including by mutual consent, upon the occurrence of specified termination events or if the Sale has not been consummated by April 30, 2026.

In connection with the Sale, on January 13, 2026, the Company entered into two Contribution Agreements (collectively the “Contribution Agreements”) with Holdings pursuant to which the Company will contribute to Holdings the assets relating to the Business and Holdings agreed to assume certain liabilities associated with such assets.

The foregoing descriptions of the Agreement and the Contribution Agreements, including the descriptions of the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the Contribution Agreements, respectively. Copies of the Agreement and the Contribution Agreements are attached as Exhibits 2.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 14, 2026, the Company issued a press release announcing the Sale. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibits

2.1†+	Equity Purchase Agreement, dated January 13, 2026, by and among Columbus McKinnon Corporation, Royal NY Company Holdings, LLC and Star Hoist Intermediate, LLC

10.1	Contribution Agreement, dated January 13, 2026, by and between Columbus McKinnon Corporation and Royal NY Company Holdings, LLC

10.2	Contribution Agreement, dated January 13, 2026, by and between Columbus McKinnon Corporation and Royal NY Company Holdings, LLC

99.1	Press Release dated January 14, 2026

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†

The schedules and exhibits to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

+	Portions of this Exhibit have been omitted pursuant to Item 601 of Regulation S-K because the information is not material and would be competitively harmful if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBUS McKINNON CORPORATION

Date: January 14, 2026	/s/ Gregory P. Rustowicz
Gregory P. Rustowicz
Executive Vice President Finance and Chief Financial Officer (Principal Financial Officer)